Exhibit 99.1

CONTACTS:
Investors - Jon Faulkner                    Media - Stephen R. Cocozza
Chief Financial Officer                     Executive Vice President/Marketing
706-876-5814                        251-679-3502
jon.faulkner@dixiegroup.com                 steve.cocozza@maslandcontract.com

THE DIXIE GROUP ANNOUNCES LETTER OF INTENT AND DISTRIBUTION AGREEMENT WITH DESSO

CHATTANOOGA, Tenn. - February 10, 2014 - The Dixie Group, Inc. (NASDAQ: DXYN) announced that it has signed a non-binding letter of intent to enter into a joint venture with Desso,-Holding BV, a Netherlands based Company in conjunction with Masland Contract, a division of The Dixie Group. The intent is to build a comprehensive floorcovering offering for the Hospitality market in the United States and international distribution.

Having signed the letter of intent, the parties anticipate working quickly to develop a mutually acceptable Joint Venture structure designed to accomplish their goals. Using nearly 250 years of combined manufacturing excellence, both companies will be able to provide more value in the marketplace with complementary product lines to supply a complete offering to any brand-conscious Hospitality environment.

The parties also announced that they have entered into a sales and distribution agreement permitting Dixie Group to be the exclusive distributor in the U.S. of certain Desso high performance tile products. This arrangement is conditioned upon, among other matters, achievement of certain sales levels pursuant to the sales and distribution agreement and the successful launch of the Hospitality Joint Venture.

“Desso and Masland Contract share the same values of producing environmentally responsible flooring products that stand out in their design and functionality,” says Daniel K. Frierson, Dixie Group C.E.O. “We look forward to this exciting new venture.”

The Dixie Group maintains nine facilities for manufacturing, distribution and yarn processing in the United States. Masland Contract produces some of the world’s premier commercial carpet. Its broadloom and modular products excel in design, craftsmanship and performance while maintaining a strong environmentally conscious product.

Desso holds a position as one of the leading tile manufacturers in Europe with two factories and a major distribution center. The company is focused on its development of Cradle-to-Cradle products in its ongoing effort to move from a linear ‘take, make and dispose’ economy to a circular economy. They are also intensely focused on the development of innovations that increase health and well-being for their customers.

“We are delighted with the new partnership between Desso and the Dixie Group,” says Alexander Collot d’Escury, CEO of Desso. “We share the same commitment to delivering stunningly designed, innovative products that provide added value for our customers. Our shared values around innovation, design and green principles will enable Desso to meet its goal of expansion into the U.S. market and support our mutual growth in this high potential market.”

About The Dixie Group
The Dixie Group (www.thedixiegroup.com ) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

About DESSO®
Desso (www.desso.com) is a global carpets, carpet tiles and sport pitches company, active in more than 100 countries. Desso products are supplied to corporate offices, education, healthcare, government, homes and also hotels, cruise liners and airlines.